Exhibit 4.6
THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.
THIS WARRANT IS SUBJECT TO AN AGREEMENT BY THE HOLDER HEREOF NOT TO OFFER, SELL, CONTRACT TO SELL, PLEDGE OR OTHERWISE DISPOSE OF, DIRECTLY OR INDIRECTLY, ANY PART OF THIS WARRANT EXCEPT IN ACCORDANCE WITH THE TERMS OF THE PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT, DATED AS OF APRIL 24, 2006, BETWEEN THE COMPANY AND OAK INVESTMENT PARTNERS XI, LIMITED PARTNERSHIP, INCLUDING, WITHOUT LIMITATION, SECTION 9.4 THEREOF.

Warrant No. B-001 Date of Issuance: April 24, 2006	Number of Shares: 90,000 (subject to adjustment)
ENDWAVE CORPORATION
SERIES B PREFERRED STOCK PURCHASE WARRANT
     Endwave Corporation (the “Company”), for value received, hereby certifies that Oak Investment Partners XI, Limited Partnership or its registered assigns (in accordance with Section 3 below) (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the Date of Issuance (set forth above) and on or before the Expiration Date (as defined in Section 5 below), up to ninety thousand (90,000) shares of Series B Preferred Stock, par value one-tenth of one cent ($0.001) per share, of the Company (the “Series B Preferred Stock”), subject to adjustment as set forth herein, at a purchase price of one hundred fifty dollars ($150.00) per share, subject to adjustment as set forth herein. The shares purchasable upon exercise of this Warrant (including the shares of Common Stock referenced in Section 1(c)) are hereinafter referred to as the “Warrant Stock.” The exercise price per share of Warrant Stock is hereinafter referred to as the “Purchase Price.”
     This Warrant is issued pursuant to, and is subject to the terms and conditions of, a Preferred Stock and Warrant Purchase Agreement dated April 24, 2006 between the Company and the Registered Holder (the “Purchase Agreement”).
     1. Exercise.
          (a) Manner of Exercise. This Warrant may be exercised by the Registered Holder, pursuant to this Section 1(a), in whole or in part, by surrendering this Warrant, with the purchase form appended hereto as Exhibit A duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the

Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise. The Purchase Price may be paid by cash, check, wire transfer or by the surrender of promissory notes or other instruments representing indebtedness of the Company to the Registered Holder.
          (b) Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1(a) above; provided, however, that if this Warrant is exercised in connection with or in contemplation of a transaction deemed a “Liquidation” for purposes of Section 3(a) of the Company’s Certificate of Designations, Preferences and Rights of Series B Preferred Stock (an “Acquisition”), such exercise may be conditioned upon the closing of such Acquisition, in which case this Warrant shall be deemed to have been exercised immediately prior to such closing and, if such closing does not occur, this Warrant shall be deemed to not have been exercised. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.
          (c) Common Stock Exercise. In lieu of receiving shares of Warrant Stock upon exercise of all or part of this Warrant as provided in Section 1(a) above, the Registered Holder may instead elect to receive the number of shares of common stock, par value one-tenth of one cent ($0.001) per share, of the Company (the “Common Stock”) as follows:
               (i) In lieu of exercising this Warrant for Series B Preferred Stock, the Registered Holder may elect to receive up to 900,000 shares of Common Stock (as adjusted for any combinations, divisions or similar recapitalizations affecting such shares) at the Common Stock Purchase Price (as defined below). The Warrant may be exercised by the Registered Holder, pursuant to this Section 1(c), in whole or in part, by surrendering this Warrant, with the purchase form appended hereto as Exhibit A duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the Common Stock Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise. The Purchase Price may be paid by cash, check, wire transfer or by the surrender of promissory notes or other instruments representing indebtedness of the Company to the Registered Holder.
               (ii) The Registered Holder may instead elect to receive shares of Common Stock equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election on the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or such Registered Holder’s duly authorized attorney, in which event the Company shall issue to such Registered Holder a number of shares of Warrant Stock computed using the following formula:
X = Y (A- B)
       A

Where	X =	The number of shares of Common Stock to be issued to the Registered Holder and, for purposes of this Warrant and this Section 1(c), will be referred to as “Warrant Stock”.

	Y =	The number of shares of Common Stock (up to 900,000 shares of Common Stock (as adjusted for any combinations, divisions or similar recapitalizations affecting such shares)) with respect to which this Warrant is being exercised.

	A =	The fair market value of one share of Common Stock (at the date of such calculation).

	B =	$15.00 per share of Common Stock (subject to adjustment as set forth herein, the “Common Stock Purchase Price”).
          (d) Delivery to Registered Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within twenty (20) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:
               (i) a certificate or certificates for the number of shares of Warrant Stock or Common Stock to which such Registered Holder shall be entitled, and
               (ii) in case such exercise is in part only, a new warrant (dated the date hereof) of like tenor, calling in the aggregate on the face thereof for the number of shares of Warrant Stock equal to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 1(a) above.
     2. Certain Adjustments.
          (a) Mergers or Consolidations. If at any time there shall be (i) a capital reorganization (other than a combination or subdivision of Warrant Stock otherwise provided for herein), or a merger or consolidation of the Company with another corporation or entity or (ii) sale of all or substantially all of the Company’s assets, then, as a part of such reorganization, merger, consolidation or asset sale, lawful provision shall be made so that the Registered Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified in this Warrant and upon payment of the Purchase Price, the number of shares of stock or other securities or property of the Company or the successor corporation resulting from such reorganization, merger, consolidation or asset sale, to which a holder of Warrant Stock deliverable upon exercise of this Warrant would have been entitled under the provisions of the agreement in such reorganization, merger, consolidation or asset sale, if this Warrant had been exercised immediately before that reorganization, merger, consolidation or asset sale. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Registered Holder after the reorganization, merger or consolidation to the end that the provisions of this Warrant (including adjustment of the Purchase Price then in effect and the number of shares of Warrant Stock) shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant. In connection therewith, the Company will obtain from the corporation or entity purchasing such assets or the successor corporation resulting from such reorganization, merger, consolidation or asset sale (and deliver to the Registered Holder), a written agreement agreeing to the terms hereof in form and substance reasonably satisfactory to the Registered Holder.
          (b) Splits and Subdivisions; Dividends. In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or Preferred Stock or the determination of the holders of Common Stock or Preferred Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Preferred Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock or Preferred Stock (hereinafter referred to as the “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock, Preferred Stock or Common Stock Equivalents (including the additional shares of Common Stock or Preferred Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the Purchase Price and the Common Stock Purchase Price (as applicable) shall be appropriately decreased and the number of shares of Warrant Stock shall be appropriately increased in proportion to such increase (or potential increase) of outstanding shares.
          (c) Combination of Shares. If the number of shares of Common Stock or Preferred Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock or Preferred Stock, the Purchase Price and the Common Stock Purchase Price (as applicable) shall be appropriately increased and the number of shares of Warrant Stock shall be appropriately decreased in proportion to such decrease in outstanding shares.
          (d) Adjustments for Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends paid out of net profits) or options or rights not referred to in Section 2(b), then, in each such case for the purpose of this Section 2(d), upon exercise of this Warrant the holder hereof shall be entitled to a proportionate share of any such distribution as though such holder was the holder of the number of shares of Common Stock or Preferred Stock of the Company into which this Warrant may be exercised as of the record date fixed for the determination of the holders of Common Stock or Preferred Stock of the Company entitled to receive such distribution.
          (e) Certificate of Adjustment. When any adjustment is required to be made in the securities issuable upon exercise of this Warrant, the Company shall promptly mail to the Registered Holder a certificate, signed by the Company’s Chief Financial Officer, setting forth a brief statement of the facts requiring such adjustment. Such certificate shall also set forth the kind and amount of stock or other securities or property into which this Warrant shall be exercisable following the occurrence of any of the events specified in this Section 2.
     3. Representations; Transfer Restrictions.
          (a) Unregistered Security. The Registered Holder is and at the time of the exercise of the warrant will be an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended, and acknowledges that this Warrant, the Warrant Stock and the shares issuable upon conversion of the Warrant Stock have not been registered under the Securities Act and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant, any Warrant Stock or any stock issued upon conversion of the Warrant Stock except in accordance with Section 6.2 of the Purchase Agreement.
          (b) Transferability. Subject to the provisions of Section 3(a) hereof and Sections 6.2 and 9.4 of the Purchase Agreement, this Warrant and all rights hereunder are transferable in whole or in part upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company, and the transferee will thereafter be treated as the Registered Holder hereof for purposes of the portion of the Warrant so transferred.
          (c) The Company shall treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.
          (d) The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.
     4. No Impairment. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.
     5. Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate on April 24, 2009 (the “Expiration Date”).
     6. Notices of Certain Transactions. In case:
          (a) the Company shall take a record of the holders of its Common Stock or Series B Preferred Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

          (b) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or
          (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, and (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is expected to take place, and the record date for determining stockholders entitled to vote thereon. Such notice shall be mailed at least twenty (20) days prior to the record date or effective date for the event specified in such notice.
     7. Reservation of Stock. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock or other stock or securities, as from time to time shall be issuable upon the exercise of this Warrant.
     8. Exchange of Warrants. Upon the surrender by the Registered Holder of any Warrant, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 3 hereof, issue and deliver to or upon the order of such Registered Holder, at the Company’s expense, a new Warrant of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Series B Preferred Stock called for on the face or faces of the Warrant so surrendered.
     9. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.
     10. Hart-Scott-Rodino Act.
          (a) Notwithstanding anything to the contrary herein, if the exercise of this Warrant by the Registered Holder pursuant to Section 1(a) would, in the opinion of the Company or the Registered Holder, require clearance from the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (or other regulatory clearance pursuant to applicable competition laws or regulations), then the Company and Registered Holder (i) agree to cooperate to complete such filings and obtain clearance as soon as is commercially reasonable, and (ii) agree that the Company shall not issue the shares of Warrant Stock issuable upon exercise of this Warrant until the Company has received such clearance.

          (b) If such filings are required in connection with the exercise of this Warrant, the Company shall bear all costs (including all filing fees and expenses of both the Company and the Registered Holder in connection with such filings) associated with the preparation and filing of the notification forms (each party’s form will be subject to review by the other party) (including the reasonable fees and expenses of counsel to the Registered Holder, not to exceed $20,000).
     11. Mailing of Notices. Any notice required or permitted by this Warrant shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS) or confirmed facsimile, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.
     12. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company (including without limitation the right to notification of stockholder meetings or the right to receive any notice or other communication concerning the business or affairs of the Company).
     13. No Fractional Shares. No fractional shares of Series B Preferred Stock or Common Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of the applicable number of shares of Common Stock on the date of exercise, as determined in good faith by the Company’s Board of Directors.
     14. Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought.
     15. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.
     16. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Registered Holder and their respective permitted successors and assigns (in the case of the Registered Holder, in accordance with Section 3).
     17. Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

ENDWAVE CORPORATION:

By:	/s/ Edward A. Keible, Jr.

Name:	Edward A. Keible, Jr.
Title:	President and Chief Executive Officer

Address: 776 Palomar Avenue
Sunnyvale, CA 94085
Facsimile: (408) 522-3102
REGISTERED HOLDER:
OAK INVESTMENT PARTNERS XI,
LIMITED PARTNERSHIP

By:	Oak Associates XI, LLC,
its general partner

By: Name:	/s/ Bandel L.Carano Bandel L. Carano
Title:	Managing Member
Address: 525 University Avenue, Suite 1300
Palo Alto, CA 94301
Facsimile: (650) 328-6345

EXHIBIT A
PURCHASE FORM
To: Endwave Corporation                     Dated:
     The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to (a) purchase                     shares of Series B Preferred Stock or                     shares of Common Stock [choose one] covered by such Warrant and herewith makes payment of $                                        , representing the full purchase price for such shares at the price per share provided for in such Warrant, or (b) exercise such Warrant with respect to                     shares of Common Stock purchasable under the Warrant pursuant to the net issue exercise provisions of Section 1(c)(ii) of such Warrant, pursuant to which the undersigned is entitled to receive                     shares of Common Stock.
     The undersigned hereby confirms and acknowledges the investment representations and warranties made in Section 3 of the Warrant and accepts such shares subject to the restrictions of the Warrant, copies of which are available from the Secretary of the Company.

Signature:

Address:

EXHIBIT B
ASSIGNMENT FORM
     FOR VALUE RECEIVED, ______ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of Common Stock covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:	Signature:

     Witness